Exhibit 99.2

Prospect Capital Declares its 66th, 67th, and 68th Consecutive Cash Distributions to Shareholders, Exceeding $986 Million in Cumulative Distributions to Shareholders Since 2004

NEW YORK — (Market Wire) — August 21, 2013 — Prospect Capital Corporation (NASDAQ: PSEC, “Prospect”) announced today that Prospect has declared monthly cash distributions to shareholders in the following amounts and with the following record and payment dates:

11.0325 cents per share for January 2014 (record date of January 31, 2014 and payment date of February 20, 2014);

11.0350 cents per share for February 2014 (record date of February 28, 2014 and payment date of March 20, 2014); and

11.0375 cents per share for March 2014 (record date of March 31, 2014 and payment date of April 17, 2014).

These distributions mark Prospect’s 66th, 67th, and 68th consecutive cash distributions to shareholders.

Prospect’s closing stock price of $11.07 as of August 20, 2013 delivers to shareholders an 11.9% current dividend yield.

Prospect has generated cumulative net investment income in excess of cumulative dividends to shareholders in the recently completed June 2013 fiscal year and since Prospect’s initial public offering nine years ago. For the first nine months of Prospect’s 2013 fiscal year (through March 31, 2013), Prospect’s net investment income in excess of dividends to shareholders exceeded $42.5 million and 22 cents per share.

Based on past distributions and assuming its current share count for upcoming distributions, Prospect since inception through its March 2014 distribution will have distributed more than $12.26 per share to original shareholders and over $986 million in cumulative distributions to all shareholders.

Prospect expects to declare its April, May, and June 2014 distributions in November 2013.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

For additional information, contact:

Grier Eliasek, President and Chief Operating Officer

grier@prospectstreet.com

Telephone (212) 448-0702